Exhibit 10.2

Trex Company, Inc.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

In accordance with the rules of the New York Stock Exchange, all components of compensation for the chief executive officer and other executive officers of Trex Company, Inc. (the “Company”) are determined by the compensation committee of the board of directors, all of whom meet the independence requirements prescribed by such rules.

The Company’s executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock option awards and other equity-based awards issued under the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan.

Base Salary. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at public companies in the Company’s peer group. Base salaries for executive officers are reviewed annually by the compensation committee based upon, among other things, individual performance and responsibilities. For 2004, salaries for the executive officers were as follows: Robert G. Matheny ($451,860), Harold F. Monahan ($315,236), Paul D. Fletcher ($244,879), A. Catherine Lawler ($224,396, including salary payments under a severance agreement), and Philip J. Pifer ($126,582).

Annual Cash Bonuses. The Company pays annual cash bonuses to its chief executive officer based upon the achievement of an earnings per share objective and its other executive officers based in part upon the achievement of an earnings per share objective. For 2004, executive officers had the opportunity to earn cash bonuses equal to a varying percentage of their base salary, depending upon the attainment of between 85% and 120% of the earnings per share objective for the fiscal year. If the Company exceeded 120% of the fiscal year objective for 2004, the compensation committee could have awarded an additional bonus to its executive officers based on its evaluation of performance on other measures and progress in achieving the Company’s strategic performance objectives. Applying the bonus formula specified for fiscal 2004, the compensation committee approved an annual bonus for the chief executive officer equal to 100% of his target annual bonus, and approved annual bonuses for other executive officers as a group equal to 110% of their target annual bonuses. The bonuses for the executive officers for 2004 were as follows: Robert G. Matheny ($336,000), Harold F. Monahan ($186,550), Paul D. Fletcher ($150,000), and Philip J. Pifer ($100,000).

Long-Term Incentive Compensation. In determining the amount of stock option awards and other equity-based awards under the 1999 Stock Option and Incentive Plan, the compensation committee considers each executive’s current performance and anticipated future contributions to the Company’s performance, as well as the amount and terms of the options and other equity-based awards previously granted to the executive by the Company. In fiscal 2005, but based on performance considerations for individual and company results in 2004, the compensation committee approved the grant of stock options under the 1999 Stock Option and Incentive Plan to the executive officers for following numbers of shares of common stock: Robert G. Matheny (10,773), Harold F. Monahan (4,770), Paul D. Fletcher (3,150), and Philip J. Pifer (2,051). Based on the same considerations, the compensation committee also approved the grant to the executive officers of the following numbers of shares of restricted stock: Robert G. Matheny (6,089), Harold F. Monahan (2,696), Paul D. Fletcher (1,780), and Philip J. Pifer (1,159).

All stock options granted to executive officers in fiscal 2004 and 2005 were non-qualified stock options with an exercise price that was equal to the fair market value of the Company’s common stock on the grant date. The stock options granted in fiscal 2005 based on 2004 performance were fully vested on the grant date. The shares of restricted stock awarded to the executive officers for 2004 performance vest over a three-year period in three equal installments beginning on the first anniversary of the grant date.

In fiscal 2005, the compensation committee also granted stock options and performance share awards to the executive officers as long-term incentives. In determining the amount of these awards, the compensation committee considered each officer’s anticipated future contributions to the Company’s performance, as well as the amount and terms of stock-based awards previously granted to the officer. Based on these considerations, the compensation committee approved the grant to the executive officers of stock options for the following numbers of shares of common stock: Robert G. Matheny (33,824), Harold F. Monahan (15,576), Paul D. Fletcher (12,000) and Philip J. Pifer (12,000). The compensation committee also approved the grant to the executive officers of the following numbers of performance shares: Robert G. Matheny (12,778), Harold F. Monahan (5,884), Paul D. Fletcher (4,500) and Philip J. Pifer (4,500). The stock options awarded to the named executive officers as long-term incentives vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. The performance shares awarded to the named executive officers are deliverable on the third anniversary of the grant date if specified performance objectives for 2005, 2006 and 2007 established by the compensation committee are satisfied.

Other Compensatory Plans

The Company’s executive officers also are eligible to participate in the Company’s defined contribution employee profit sharing and 401(k) plan and the Company’s defined contribution employee money purchase pension plan, each of which is available to all regular Company employees.

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